thatlook.com, Inc. and
                                  SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                     YEARS ENDED DECEMBER 31, 1999 AND 1998


                                               1999            1998
                                               ----            ----
BASIC LOSS PER SHARE:

Net Loss                                  $(1,781,468)     $(2,962,165)

Weighted Average Shares Outstanding        13,445,360       11,009,846

Basic Loss Per Share                           $(0.13)          $(0.27)